Exhibit (p3)

CODE OF ETHICS

M FUND, INC.

December 10, 2004

Section I: Statement of Purpose and Applicability

(A)                              Covered Entities and Their Relationships

(1)                                  The Fund.  M Fund, Inc. (the “Fund”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified, open-end, management investment company.  The Fund currently has four portfolios (the “Portfolios”):  the Brandes International Equity Fund, the Turner Core Growth Fund, the Frontier Capital Appreciation Fund and the Business Opportunity Value Fund.

(2)                                  Investment Adviser.  The current investment adviser is M Financial Investment Advisers, Inc. (the “Adviser”) and the current subadvisers to the Portfolios of the Fund (the “Subadvisers”) are as follows:

Fund	Sub Adviser

Brandes International Equity Fund	Brandes Investment Partners, L.P.

Turner Core Growth Fund	Turner Investment Partners, Inc.

Frontier Capital Appreciation Fund	Frontier Capital Management Company, LLC

Business Opportunity Value Fund	Iridian Asset Management LLC

(B)                                Statement of Purpose

(1)                                  Introduction.  As a registered investment company, the Fund has a fiduciary duty to its shareholders, a duty that is recognized under the federal securities laws and regulations governing the Fund’s operations.  In particular, the 1940 Act establishes as a matter of federal law the fiduciary status of affiliates of an investment company vis-a-vis such company and regulates and controls the relationship between an investment company, its officers and employees, its investment advisers, and officers and employees of such advisers.  The 1940 Act specifically prohibits certain types of financial transactions involving, directly or indirectly, both an investment company and its investment adviser or officers or employees of such adviser unless prior approval is obtained from the Securities and Exchange Commission (the “SEC”).

An underlying policy of the 1940 Act is to prohibit any person who is connected with an investment company or an investment adviser of such company from deriving hidden profit from his or her association with such company.  The 1940 Act, among other things, prohibits persons affiliated with an investment company from engaging in practices that constitute fraud or deceit upon the company or its shareholders, including the practice of its directors, officers, or employees or of any investment manager, investment adviser, or their employees trading privately (i.e., for their own accounts) in securities at a time when the investment company is caused to trade in the same securities in order to benefit these affiliated persons.  Thus, the 1940 Act requires investment company directors, officers, and employees as well as investment managers and advisers, employees of investment managers and advisers and other affiliates to serve the company with undivided loyalty.

(2)                                  Code of Ethics.  Rule 17j-1, promulgated by the SEC pursuant to Section 17(j) of the 1940 Act, makes it unlawful for affiliated persons of the Fund:  (1) to employ any device, scheme or artifice to defraud the Fund; (2) to make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (3) to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or (4) to engage in any manipulative practice with respect to the Fund.

Rule 17j-1 also requires registered investment companies and their investment advisers (including subadvisers) and principal underwriters to adopt written Codes of Ethics reasonably designed to prevent their officers and directors, as well as any employees who participate in the selection of a fund’s portfolio securities or who have access to information regarding a fund’s impending purchases and sales of portfolio securities, from engaging in conduct prohibited by the rule as described in (1) - (4) above.  Therefore, the Fund has adopted the conduct standards contained in this Code of Ethics (“Code”) for such individuals.

This Code is based upon the following general fiduciary principles:

(a)                                  the duty at all times to place the interests of shareholders first;

(b)                                 the requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(c)                                  the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

(3)                                  Scope of the Code.  This Code constitutes the Code of Ethics of the Fund.  The Adviser and Subadvisers have adopted their own Codes of Ethics and are subject to the securities transaction reporting requirements set forth under such Codes of Ethics, not the securities transaction reporting requirements set forth under this Code.  This Code covers the conduct (including the personal securities transactions) of each officer and director of the Fund, as well as of any employees of the Fund who participate in the selection of the Fund’s portfolio securities or who have access to information regarding the Fund’s impending purchases and sales of portfolio securities.

Section II:  Definitions

(A)                              Access Person.  “Access Person” means any director, officer, or “Advisory Person” of the Fund.

(B)                                Adviser.  “Adviser” means the Adviser, each Subadviser listed in Section I(A)(2) above, and any other individual or entity that may from time to time serve as an investment adviser to the Fund or any Portfolio thereof, as applicable.

(C)                                Advisory Person.  “Advisory person” of the Fund means (1) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (2) any director, officer, or employee of any Adviser, or Subadviser or of any company in a control relationship with such an entity, which director, officer, or employee, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (3) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of security.

A person does not become an “Advisory Person” simply by virtue of (1) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading of securities; or (2) a single instance of obtaining knowledge of current recommendations or trading activity; or infrequently and inadvertently obtaining such knowledge.

(D)                               Being Considered for Purchase or Sale.  A security is “being considered for purchase or sale” when a recommendation to purchase or sell such security has been made and communicated and, with respect to the person making the recommendations when such person seriously considers making such a recommendation.

(E)                                 Beneficial Interest.  “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice.  A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

(F)                                 Beneficial Ownership.  “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires.  Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security.  Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(G)                                Control.  “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.  Generally, control means the power to exercise a controlling influence on the management or policies of a company, unless such power is solely the result of an official position with such company.

(H)                               Designated Officer.  “Designated Officer” shall mean the officer of the Fund designated by the Board of Directors from time to time to be responsible for management of compliance with this Code.  The Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Code.

(I)                                    Disinterested Director.  “Disinterested Director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(J)                                   Fund.  “Fund” means M Fund, Inc.

(K)                               Portfolio Manager.  “Portfolio Manager” means the person or persons primarily responsible for the day-to-day management of a Portfolio.

(L)                                 Purchase or Sale of a Security.  “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security, or the use of a derivative product to take a position in a security.

(M)                            Security.  “Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies (i.e., mutual funds), securities issued by the Government of the United States, short term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the Board of Directors of the Fund.

(N)                               Subadviser.  “Subadviser” shall mean each Subadviser listed in Section I(A)(2) above, and any other individual or entity that may from time to time serve as subadviser to the Fund or any Portfolio thereof, as applicable.

Section III:  Standards of Conduct

(A)                              General Standards

(1)                                  No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Fund or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Fund or any Investment Adviser or Subadviser or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed by the Fund’s affiliates to the Fund or its shareholders.

(2)                                  Any Access Person recommending or authorizing the purchase or sale of a Security by the Fund shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in or Beneficial Ownership of such Security or the issuer thereof that he or she may have, including without limitation:

(a)                                  his or her Beneficial Ownership of any Securities of such issuer;

(b)                                 any transaction he or she contemplates in such Securities;

(c)                                  any position that he or she holds with such issuer; and

(d)                                 any present or proposed business relationship that he or she (or any Beneficial Interest of his or hers) may have with the issuer or its affiliates.

(3)                                  No Access Person shall dispense any information concerning Securities holdings or Securities transactions of the Fund to anyone outside the Fund, without obtaining prior written approval from the Designated Officer, the equivalent officer of the appropriate Investment Adviser or Subadviser, or such person or persons as these individuals may designate to act on their behalf.  Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

(a)                                  when there is a public report containing the same information;

(b)                                 when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Fund and its affiliates;

(c)                                  when such information is reported to directors of the Fund; or

(d)                                 in the ordinary course of his or her duties on behalf of the Fund.

(4)                                  All personal Securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Fund.

(B)                                Prohibited Transactions

(1)                                  General Prohibition.  No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale:

(a)                                  is being considered for purchase or sale by the Fund, or

(b)                                 is being purchased or sold by the Fund.

(2)                                  Initial Public Offerings.  No Advisory Person shall purchase, directly or indirectly, any Securities in which he or she by reason of such transaction acquires any direct or indirect Beneficial Ownership in an initial public offering.

(3)                                  Private Placements.  No Advisory Person shall purchase, directly or indirectly, any Securities in which he or she by reason of such transaction acquires any direct or indirect Beneficial Ownership pursuant to a private placement or other private offering of Securities, unless such Advisory Person shall have obtained prior written approval for such purpose from the Designated Officer.  In determining whether such prior approval shall be granted, the Designated Officer shall take into account whether the opportunity to purchase such Securities is being offered to such Advisory Person because of his or her position with the Fund, and whether the opportunity to purchase such Securities should be reserved for the Fund.  Advisory Persons who purchase Securities pursuant to such prior approval shall disclose that investment if they later become aware of or play a part in the Fund’s subsequent consideration of an investment in the issuer of the Securities.  In such circumstances, the Fund’s decision to purchase Securities of the issuer shall be subject to an independent review by an Advisory Person with no personal interest in the issuer.

(4)                                  Blackout Periods

(a)                                  Open Order Blackout Period.  No Advisory Person shall purchase or sell, directly or indirectly, any Securities in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial

Ownership on any day during which the Fund has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn.

(b)                                 Fifteen Day Blackout Period.  No Portfolio Manager shall purchase or sell, directly or indirectly, any Securities in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven days before and after the Fund trades in that security.

(5)                                  Short-Term Trading.  No Advisory Person shall profit in the purchase and sale, or sale and purchase, directly or indirectly, of the same (or equivalent) Securities in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within 60 calendar days.  Exceptions to this short-term trading prohibition may be made on a case-by-case basis with the prior written approval of the Designated Officer when no abuse appears to be involved and the equities of the situation strongly support such an exception.

(6)                                  Gifts.  No Advisory Person may accept, directly or indirectly, any gift, favor, or service of significant value from any person with whom he or she transacts business on behalf of the Fund under circumstances when to do so would conflict with the Fund’s best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Fund.

(7)                                  Service as Director.  No Advisory Person shall serve on the board of directors of a publicly traded company without prior written authorization of the Designated Officer based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders.

With respect to individuals who are Access Persons solely because they are an officer, director, partner, employee or control person of a Subadviser, the references to the Fund in Section III (B) shall be deemed to refer only to the Portfolio managed by that Subadviser.

(C)                                Exempted Transactions.  The prohibitions of Sections III(A) and (B) of this Code shall not apply to the following transactions, although the reporting provisions of Section IV(B) of this Code, which requires mandatory reporting of Securities transactions by certain Access Persons, will continue to apply to such transactions where applicable:

(1)                                  Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(2)                                  Purchases or sales of Securities that are not eligible for purchase or sale by the Fund.

(3)                                  Purchases or sales that are non-volitional on the part of either the Access Person or the Fund.

(4)                                  Purchases that are part of an automatic dividend reinvestment plan.

(5)                                  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(6)                                  Purchases or sales that receive the prior approval of the Designated Officer because the Designated Officer has determined that particular purchase or sale to be only remotely potentially harmful to the Fund, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be purchased, sold, or held by the Fund.

Section IV:  Procedures to Implement Code of Ethics

The following procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Fund in preventing, detecting, and imposing sanctions for violations of this Code.  Every Access Person must follow these procedures.  Anytime you have questions about these procedures, you should contact the Designated Officer.

(A)                              Pre-clearance of Security Transactions.  No Advisory Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, unless such purchase or sale has been pre-cleared by the Designated Officer.  Such pre-clearance shall be effective for five days.

(B)                                Reporting Requirements

(1)                                  Quarterly Reports.  Every Access Person, other than

(a)                                  Disinterested Directors of the Fund, and

(b)                                 Access Persons (i) who are not directors, officers, or employees of the Fund, and (ii) who are covered by a Code of Ethics comparable hereto and who provide reports (at least quarterly) of the type specified in Section IV(D) below to an Adviser or Subadviser,

shall provide to the Designated Officer reports containing the information described below in Section IV(D) of this Code with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

(2)                                  Confirmations and Account Statements.  Every Advisory Person shall direct his or her broker to provide to the Designated Officer (1) duplicate confirmations of all transactions in any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, and (2) copies of periodic statements for all investment accounts in which they have Beneficial Ownership.

(C)                                Reporting by Disinterested Directors.  Disinterested Directors of the Fund shall file a report with the Designated Officer of the Fund in accordance with the requirements set forth in Section IV(D) below with respect to any transaction in a Security if such Director at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Disinterested Director, such Security is or was purchased or sold by the Fund or is or was being considered for purchase or sale by the Fund, its Adviser or any Subadviser.

(D)                               Information Required by Reports.  The reports required under this Section IV shall be made not later than 10 days after the end of each calendar quarter, shall describe all transactions, if any, effected during such quarter, and shall contain the following information:

(1)                                  the date of the transaction, the title and number of shares, and the principal amount of each Security involved;

(2)                                  the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)                                  the price at which the transaction was effected;

(4)                                  the name of the broker, dealer or bank with or through whom the transaction was effected; and

(5)                                  if no Securities transactions were effected by the Access Person during the calendar quarter, a statement to that effect.

(E)                                 Disclaimer of Beneficial Ownership.  Any report required under this Section IV may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(F)                                 Review of Reports.  The reports, duplicate confirmations, and account statements required to be submitted under this Section IV shall be delivered to the Designated Officer.  The Designated Officer shall review such reports, duplicate confirmations, and account statements and maintain copies thereof as required by Rule 17j-1(d).  Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material.

(G)                                Acknowledgement and Certification.  Upon becoming an Access Person and annually thereafter, all Access Persons shall sign an acknowledgement and certification of their receipt of and intent to comply with this Code in the form attached hereto as Exhibit A and return it to the Designated Officer.

(H)                               Disclosure of Personal Securities Holdings and Account Information.  Upon becoming an Access Person and annually thereafter, all Access Persons shall provide a list of all Securities in which they have Beneficial Ownership in the form attached hereto as Exhibit B and a list of all securities accounts in which they have Beneficial Ownership in the form attached hereto as Exhibit C.  This list shall be provided irrespective of any trading activity in any of the securities or accounts.

(I)                                    Records.  The Fund shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1)                                  A copy of this Code and any other Code of Ethics of the Fund that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

(2)                                  A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

(3)                                  A copy of each report made or duplicate confirmation or account statement received pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(4)                                  A list of all persons who are, or within the past five years have been, required to submit duplicate confirmations or account statements or to make reports pursuant to this Code shall be maintained in an easily accessible place.

(J)                                   Confidentiality.  All reports of Securities transactions, duplicate confirmations, account statements, and any other information filed with the Fund or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

(K)                               Dual Reporting Obligations.  Employees, officers and directors of the Adviser or a Subadviser subject to substantially similar reporting obligations set forth under the Adviser’s or a Subadviser’s Code of Ethics are not subject to the reporting requirements set forth in this Code.

Section V:  Sanctions

Upon determination that a violation of this Code has occurred, the Board of Directors of the Fund may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.  All violations of this Code and any sanctions imposed with respect thereto shall be periodically reported to the Board of Directors of the Fund.

Section VI:  Monitoring of Service Providers

(A)                              Monitoring.  The Designated Officer of the Fund shall, prior to effectiveness of this Code, and periodically thereafter as appropriate, verify that the Adviser and each Subadviser has adopted a Code of Ethics and that such Code of Ethics meets all applicable legal requirements and is consistent with the goals and scope of this Code of Ethics.

(B)                                Annual Reporting.  Each Adviser and Subadviser shall report to the Board of Directors of the Fund on an annual basis with respect to the administration and enforcement of its Code of Ethics.  Such report shall include a certification that such Code of Ethics is being appropriately administered and enforced in accordance with the terms thereof.  Such report shall include information with respect to any violations of such Code of Ethics that could potentially affect the Fund as well as the action taken with respect to any such violation.

EXHIBIT A

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics of M Fund, Inc.  I have read and understand such Code of Ethics and agree to be governed by it at all times.  Further, if I have been subject to the Code of Ethics during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

(signature)

(please print name)

Date:

EXHIBIT B

PERSONAL SECURITIES OWNERSHIP INFORMATION

Name	Date

NAME OF ISSUER	DESCRIPTION OF SECURITIES

I certify that the foregoing is a complete and accurate list of all securities in which I have any Beneficial Ownership.

Signature

EXHIBIT C

PERSONAL SECURITIES ACCOUNT INFORMATION

Name	Date

SECURITIES FIRM
NAME AND ADDRESS	ACCOUNT NUMBER	ACCOUNT NAME(s)

I certify that the foregoing is a complete and accurate list of all securities accounts in which I have any Beneficial Ownership.

Signature